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EXHIBIT 8

SUBSIDIARIES OF WAVECOM S.A.

Name	Jurisdiction
Wavecom, Inc.	Delaware, United States
Wavecom Asia Pacific Ltd.	Hong Kong
Arguin Inc.	California, United States

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SUBSIDIARIES OF WAVECOM S.A.